Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

And 2016 Capital Program

AUSTIN, Texas—(BUSINESS WIRE)—December 18, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced its monthly cash distribution to be paid in January 2016 and its 2016 capital program.

Monthly Cash Distribution

A cash distribution of $0.029187 per unit will be paid on January 15, 2016 to the Trust’s unitholders of record on December 31, 2015. The distribution primarily represents oil production during the month of September 2015 and natural gas production during August 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	70,206	2,340	406,853	13,124	$44.37	$2.44
Prior Month	69,396	2,239	410,089	13,229	$42.51	$2.60

Oil cash receipts for the properties underlying the Trust totaled $3.1 million for the current month, an increase of $0.2 million from the prior month calculation. The increase was primarily due to a 5% increase in NYMEX oil prices from August to September 2015. The increase in oil sales volumes resulted primarily from differences in the timing of cash receipts. Natural gas receipts decreased $0.1 million from the prior month, totaling $1.0 million.

Total direct operating expenses, including lease operating expenses (“LOE”), production and ad valorem taxes, and gathering and transportation expenses, totaled $2.6 million, a decrease of $0.3 million from the prior month. The decrease in direct operating expenses is due to lower than normal LOE in the current month distribution as a result of actual LOE for prior months being lower than anticipated, resulting in accrual adjustments. These adjustments resulted in a $0.2 million LOE reduction in the current month distribution. Capital expenditures included in the current month distribution totaled $0.2 million. Total direct operating expenses and capital expenditures relate to expenses incurred during October 2015.

2016 Capital Program

Due to the continued low commodity price environment, the operators of the properties underlying the Trust are evaluating planned capital expenditures during 2016. Total capital expenditures included in announced distributions during 2015 were $8.5 million, or $6.8 million net to the Trust, and Enduro Resource Partners anticipates total capital expenditures included in announced distributions in 2016 to continue to decline and range from $4 to $6 million attributable to the properties in which the Trust owns a net profits interest, or $3 to $5 million net to the Trust’s 80% net profits interest.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555